Exhibit 99.2

NEWS RELEASE	CONTACT: Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Financial Corporation Announces Definitive Agreement
to Acquire Gateway One Lending & Finance, LLC

WAYZATA, MN, October 13, 2011 – TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced that its wholly-owned subsidiary, TCF National Bank, has signed a definitive agreement to acquire Gateway One Lending & Finance, LLC (“Gateway One”).  Headquartered in Anaheim, California, Gateway One is a privately held lending company that utilizes its more than 3,100 active dealer relationships to originate loans to consumers in 30 states, primarily on used automobiles.  As of September 30, 2011, the company had originated $214 million in auto loans year-to-date and had a managed portfolio of $406 million.

As part of the acquisition, TCF will be retaining Gateway One’s seasoned executive management team.  The transaction is expected to close before the end of 2011, subject to customary closing conditions.

“We are very excited about the acquisition of Gateway One,” said Craig Dahl, Executive Vice President of TCF Wholesale Banking.  “The addition of this national secured lending consumer product further diversifies our business and provides ample growth opportunities within the large U.S. auto lending marketplace.  TCF has a proven track record of successfully acquiring, integrating and operating nationally-oriented specialty finance businesses in the past and we expect additional success with Gateway One.”

“We are looking forward to joining an organization with the financial capabilities of TCF and taking advantage of the opportunities it will provide,” said Brian MacInnis, Chief Executive Officer of Gateway One.  “We believe our dealers, customers and employees will benefit from the proven financial strength of TCF.”  Mr. MacInnis was the founding Chief Executive Officer of Onyx Acceptance Corporation, a specialized auto finance company in the United States, which went public in 1996.

“The acquisition of Gateway One is another step toward the further diversification of TCF by growing high quality assets with strong risk-adjusted returns through national specialty finance lending programs,” said William A. Cooper, Chairman and Chief Executive Officer of TCF.  “Gateway One will provide both a new incremental revenue source and opportunities for balance sheet growth at a time where these objectives are challenged by industry or economic headwinds.  With a management team that brings a wealth of industry knowledge and experience, I am confident that this acquisition will be a very profitable business for TCF.  This is another example of TCF following through on our commitment to our shareholders to be proactive and take advantage of marketplace opportunities while in this difficult environment.”

J.P. Morgan Securities LLC is acting as exclusive financial advisor to TCF. Morgan Keegan & Company, Inc. is serving as exclusive financial advisor to Gateway One.

About TCF Financial Corporation

TCF Financial Corporation is a Wayzata, Minnesota-based national bank holding company with $18.8 billion in total assets.  TCF has 439 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

About Gateway One Lending & Finance, LLC

Gateway One Lending & Finance, LLC is a privately held company in the indirect auto finance marketplace headquartered in Anaheim, California.  Gateway One is one of the fastest growing auto finance companies in the U.S. with more than 3,100 active dealer relationships and loan originations in 30 states.  For more information about Gateway One, please visit www.gatewayonelending.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical or current facts, including statements about beliefs and expectations, such as the timing of the closing of the transaction, the diversification of our specialty finance business, the potential growth opportunities, the yields on loans made in the future, the success of the transaction and the profitability of the business acquired.  Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to (1) delays in closing the transaction; (2) slower than anticipated growth of the business acquired;  (3) difficulties in integrating the acquired business or its systems or retaining key employees; (4) lower than anticipated yields on loans originated; (5) higher than expected delinquencies and charge-offs among loans originated; and (6) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and updated in our subsequent reports filed with the Securities and Exchange Commission (“SEC”). These reports are available at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

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